Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A6 of our report dated April 14, 2023, relating to the financial statements of Winvest Group Ltd. as of December 31, 2022 and 2021, and to our report dated March 24, 2022 relating the financial statements of Winvest Group Ltd. as of December 31, 2021, May 31, 2021 and May 31, 2020, and to our report dated May 12, 2022 relating to the financial statements of The Catalyst Group Entertainment, LLC as of December 31, 2021 and 2020, and to our report dated May 12, 2022 relating to the financial statements of IQI Media, Inc. as of December 31, 2021 and 2020; and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

June 28, 2023